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                                                                    EXHIBIT 16.1


                        [Arthur Andersen LLP Letterhead]


June 24, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated June 18, 2002, of Oceaneering International, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP


cc:  Mr. Marvin J. Migura
     Senior Vice President and Chief Financial Officer
     Oceaneering International, Inc.